Exhibit 99.1

PRESS RELEASE

For more information contact:	April 19, 2006
Glenda Allred or Sarah Moore
(334) 240-5064

COLONIAL BANCGROUP ANNOUNCES

RECORD NET INCOME OF $65 MILLION, UP 35% AND

RECORD EARNINGS PER SHARE OF $0.42, UP 24%

OVER FIRST QUARTER 2005

FIRST QUARTER 2006 COMPARED WITH FIRST QUARTER 2005:

•	Record Earnings Per Share of $0.42, up 24%

•	Record Net Income of $65 million, up 35%

•	Net interest income increased 15% on increased volumes and expanded net interest margin

•	10th consecutive quarter of increased margin

•	Average deposits increased 26%

•	Average loans increased 19%

•	Continued outstanding credit quality - Nonperforming Assets Ratio of 0.24%

•	Florida deposits were over $9.3 billion at March 31, 2006, up 30%

MONTGOMERY, AL — The Colonial BancGroup, Inc. Chairman, CEO and President, Robert E. Lowder, announced today that the Company had record net income of $65 million for the first quarter 2006, a 35% increase over the $48 million recorded in the first quarter of 2005. Diluted earnings per share were $0.42, a 24% increase over the $0.34 reported in the first quarter of 2005. Diluted earnings per share increased $0.02 over the fourth quarter 2005.

“We ended the first quarter with particularly strong results. Colonial continued its growth story by increasing revenues 14% and increasing average loans and average deposits by 19% and 26%, respectively, over the first quarter of the prior year. Revenue growth and expense savings resulted in improved operating leverage in the first quarter. The efficiency ratio improved 275 basis points to 54.73%,” said Mr. Lowder.

Colonial’s revenue growth was driven by a 15% increase in net interest income and a 6% increase in noninterest income, excluding nonrecurring gains and losses. The increase in net interest income was the result of average earning assets growth, primarily from loan growth, and an expanded net interest margin.

Net interest income increased 3% annualized over the fourth quarter of 2005. This increase was due primarily to an 8%, annualized, growth in average earning assets, primarily from loans, and a one basis point increase in net interest margin to 3.86%. This quarter represents the tenth consecutive quarter that the Company has expanded net interest margin.

Period end loans, excluding mortgage warehouse loans, grew $429 million, or 12%, annualized, from December 31, 2005. “The Florida franchise, excluding mortgage warehouse, grew loans by $416 million or 20% annualized. The west coast of Florida led the Company in loan growth in the quarter,” said Mr. Lowder.

Strong loan growth was complemented by continued excellent credit quality. Colonial’s nonperforming assets ratio was 0.24% at March 31, 2006 compared to 0.29% at March 31, 2005 and 0.21% at December 31, 2005. Net charge-offs were an annualized 0.26% of average loans for the first quarter compared to 0.21% for the first quarter of the prior year. The Company charged off $7 million relating to one C&I loan customer in Alabama during the quarter. Excluding this one item, net charge-offs would have been less than $3 million for the quarter. The allowance for loan losses was 1.14% of total loans and represented 468% of nonperforming assets at March 31, 2006.

Colonial’s average deposits increased $3.2 billion, or 26%, over the first quarter of 2005. Colonial’s average deposits, excluding brokered deposits, grew organically by $2.1 billion, or 16% over the first quarter of 2005 and by $622 million, or 18% annualized, over the fourth quarter of 2005. “We are particularly pleased with our success in growing deposits across our franchise. Our Florida bank grew average deposits by over 17%, annualized, and our Texas and Nevada banks each grew average deposits by over 25%, annualized, over the last quarter. We continue to emphasize the importance of growing deposits through our sales programs as well as by adding new branches and repositioning others. The Company plans to open 14 branches and close 2 branches over the remainder of the year, bringing our total branches to 313 at year end with 171 of those branches in Florida,” said Mr. Lowder.

Noninterest income increased 53%, whereas core noninterest income increased 6% over the first quarter of 2005. Service charges on deposit accounts, electronic banking, mortgage banking and mortgage warehouse fees showed growth over the first quarter of 2005. Several nonrecurring items are included in noninterest income in the quarter. Colonial completed the sale of $481 million of securities resulting in a gain of $1.7 million and terminated certain interest rate swaps for a $2.5 million gain. The Company also sold its $9 million investment in Goldleaf Technologies and recognized a gain of $2.8 million in the first quarter.

Noninterest expense decreased by $6.6 million to $125.9 million in the current quarter from the fourth quarter’s noninterest expense of $132.5 million. The decrease in noninterest expense from the fourth quarter was primarily due to decreases in the cost of professional services and advertising. Repairs and maintenance related to hurricane damage incurred in the fourth quarter, and savings realized from the branches sold in the fourth quarter and from the sale of Goldleaf also contributed to the results. The increase in revenues coupled with expense savings improved the Company’s efficiency ratio (excluding nonrecurring gains and losses) from 57.48% in the fourth quarter of 2005 to 54.73% in the first quarter of 2006.

“Colonial had another outstanding quarter. Although we had one large charge-off, we also had gains which offset this unusual charge-off resulting in record earnings of $0.42 for the quarter. I am pleased with the significant growth in earnings, loans and deposits. It is clear that our strategy of locating the franchise in higher growth markets is paying dividends for our shareholders,” said Mr. Lowder.

Colonial BancGroup operates 301 branches in Florida, Alabama, Georgia, Nevada and Texas with approximately $22 billion in assets. The Company’s common stock is traded on the New York Stock Exchange under the symbol CNB. In most newspapers the stock is listed as ColBgp.

Colonial management will host a conference call on April 19, 2006 at 3:00 PM/ET to discuss the earnings results for the first quarter. Individuals are encouraged to listen to the live webcast of the presentation as well as view a slide presentation that will be available on the same date by visiting Colonial’s web site at www.colonialbank.com. The webcast will be hosted under “Conference Calls and Presentations” located under the “Investor Relations” section of the website. To participate in the Q&A session of the conference call dial (800) 289-0743 (Leader: Glenda Allred). A replay of the conference call will be available beginning at 6:00 PM/ET on April 19, 2006 until midnight on April 26, 2006 by dialing (888) 203-1112 (Domestic Toll-Free) or (719) 457-0820 (Toll International). The passcode for both calls is 3498728.

This release includes “forward-looking statements” within the meaning of the federal securities laws. Words such as “believes,” “estimates,” “plans,” “expects,” “should,” “may,” “might,” “outlook,” and “anticipates,” and similar expressions, as they relate to BancGroup (including its subsidiaries or its management), are intended to identify forward-looking statements. The forward-looking statements in these reports are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements. In addition to factors mentioned elsewhere in this report or previously disclosed in BancGroup’s SEC reports (accessible on the SEC’s website at www.sec.gov or on BancGroup’s website at www.colonialbank.com), the following factors, among others, could cause actual results to differ materially from forward-looking statements and future results could differ materially from historical performance. These factors are not exclusive:

•	deposit attrition, customer loss, or revenue loss in the ordinary course of business;

•	increases in competitive pressure in the banking industry;

•	costs or difficulties related to the integration of the businesses of BancGroup and institutions it acquires are greater than expected;

•	the inability of BancGroup to realize elements of its strategic plans for 2006 and beyond;

•	changes in the interest rate environment which expand or reduce margins or adversely affect critical estimates as applied and projected returns on investments;

•	economic conditions affecting real estate values and transactions in BancGroup’s market and/or general economic conditions, either nationally or regionally, that are less favorable then expected;

•	natural disasters in BancGroup’s primary market areas which result in prolonged business disruption or materially impair the value of collateral securing loans;

•	management’s assumptions and estimates underlying critical accounting policies prove to be inadequate or materially incorrect or are not borne out by subsequent events;

•	strategies to manage interest rate risk may yield results other than those anticipated;

•	changes which may occur in the regulatory environment;

•	a significant rate of inflation (deflation);

•	acts of terrorism or war; and

•	changes in the securities markets.

Many of these factors are beyond BancGroup’s control. The reader is cautioned not to place undue reliance on any forward looking statements made by or on behalf of BancGroup. Any such statement speaks only as of the date the statement was made or as of such date that may be referenced within the statement. BancGroup does not undertake any obligation to update or revise any forward-looking statements.

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

FINANCIAL HIGHLIGHTS (Unaudited)

Statement of Condition Summary (Dollars in millions)	Mar 31, 2006	Dec 31, 2005	Mar 31, 2005	% Change Mar 31, ‘05 to ‘06
Total assets	$21,969	$21,426	$20,003	10%
Total loans, net:
Mortgage warehouse loans	436	484	664	-34%
Loans, excluding mortgage warehouse loans	14,846	14,416	12,760	16%
Securities available for sale and investment securities	2,869	2,844	3,695	-22%
Non-time deposits	9,295	9,013	8,267	12%
Total deposits	15,855	15,483	12,984	22%
Shareholders' equity	1,947	1,933	1,626	20%

	Three Months Ended		% Change Mar 31, ‘05 to ’06
Earnings Summary (In thousands, except per share amounts)	Mar 31, 2006	Mar 31, 2005
Net Income:
Net interest income	$188,160	$162,958	15%
Provision for loan losses	12,342	5,929	108%
Noninterest income excluding the following items:	41,501	39,250	6%
Securities and derivatives gains(losses), net	4,228	(1,155)	466%
Change in fair value of derivatives	—	(6,344)	100%
Gain on sale of Goldleaf	2,829	—	100%

Total noninterest income	48,558	31,751	53%
Noninterest expense excluding the following items:	125,861	113,400	11%
Merger related expenses	—	1,138	-100%
Net losses related to the early extinguishment of debt	—	2,290	-100%

Total noninterest expense	125,861	116,828	8%
Net Income	$65,020	$48,188	35%
EARNINGS PER SHARE:
Net Income
Basic	$0.42	$0.35	20%
Diluted	$0.42	$0.34	24%
Average shares outstanding	153,968	138,683
Average diluted shares outstanding	155,183	140,280
KEY RATIOS:
Net interest margin	3.86%	3.64%	6%
Book value per share	$12.61	$11.16	13%
Dividends paid per share	$0.1700	$0.1525	11%

Asset Quality	Mar 31, 2006	Dec 31, 2005	Mar 31, 2005
Allowance as a percent of net loans	1.14%	1.15%	1.14%
Total non-performing assets ratio	0.24%	0.21%	0.29%
Allowance as a percent of nonperforming assets	468%	536%	397%
Net charge-offs ratio:
Quarter to date (annualized)	0.26%	0.09%	0.21%
Year to date (annualized)	0.26%	0.14%	0.21%

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

Earnings Summary (Dollars in thousands, except per share amounts)	1st Qtr. 2006	4th Qtr. 2005	3rd Qtr. 2005	2nd Qtr. 2005	1st Qtr. 2005
Net interest income	$188,160	$186,563	$185,266	$174,435	$162,958
Provision for loan loss	12,342	5,892	6,007	9,010	5,929
Noninterest income:
Service charges on deposit accounts	14,213	14,518	15,325	14,827	13,632
Financial planning services	3,129	2,590	3,600	3,129	3,892
Electronic banking	4,107	4,008	3,890	3,927	3,499
Mortgage banking	2,897	2,811	4,456	2,940	2,021
Mortgage warehouse fees	6,262	6,830	4,523	3,919	783
Bank-owned life insurance	3,939	3,461	3,621	3,456	3,404
Goldleaf income	1,171	2,672	2,750	2,525	2,216
Net cash settlement of swaps	—	1,486	2,514	2,802	3,496
Other income (2)	5,783	5,197	5,719	8,917	6,307

Core noninterest income	41,501	43,573	46,398	46,442	39,250
Securities and derivatives gains(losses), net	4,228	(20,012)	—	(3,487)	(1,155)
Change in fair value of derivatives	—	(6,671)	(7,072)	8,034	(6,344)
Gain on sale of branches	—	27,412	—	9,608	—
Gain on sale of Goldleaf	2,829	—	—	—	—

Total noninterest income	48,558	44,302	39,326	60,597	31,751
Noninterest expense:
Salaries and employee benefits	68,793	66,616	70,204	64,905	60,988
Occupancy expense of bank premises, net	15,534	17,380	15,990	15,268	14,028
Furniture and equipment expense	11,392	11,760	11,456	10,723	9,714
Professional services	4,435	6,915	5,487	5,254	4,435
Amortization of intangibles	3,057	3,069	2,970	3,186	2,305
Advertising	2,887	3,714	3,591	2,694	2,228
Merger related expenses	—	374	613	2,071	1,138
Net losses related to the early extinguishment of debt	—	—	1,673	5,587	2,290
Goldleaf expense	964	2,427	2,307	2,042	2,070
Other expense	18,799	20,226	19,673	20,252	17,632

Total noninterest expense	125,861	132,481	133,964	131,982	116,828
Income before tax	98,515	92,492	84,621	94,040	71,952
Income tax	33,495	30,985	28,145	31,709	23,764

Net Income	$65,020	$61,507	$56,476	$62,331	$48,188

Earnings per share - Diluted
Net Income	$0.42	$0.40	$0.36	$0.41	$0.34
Selected ratios
Return on average assets*	1.23%	1.16%	1.05%	1.22%	1.00%
Return on average equity*	13.44%	12.75%	11.77%	14.07%	12.89%
Efficiency ratio(1)	54.73%	57.48%	57.02%	57.13%	56.53%
Noninterest income(1)/ avg assets*	0.78%	0.82%	0.86%	0.91%	0.81%
Noninterest expense(1)/ avg assets*	2.34%	2.51%	2.47%	2.46%	2.34%
Net interest margin	3.86%	3.85%	3.78%	3.72%	3.64%
Equity to assets	8.86%	9.02%	9.01%	9.17%	8.13%
Tier one leverage	7.87%	7.77%	7.26%	7.59%	7.38%
Tangible capital ratio	5.94%	5.97%	5.78%	5.96%	5.48%

(1)	Noninterest income excludes gains(losses) on securities, derivatives, branches and Goldleaf. Noninterest expense excludes net losses related to the early extinguishment of debt.

(2)	Other income includes nonrecurring gains on the sale of properties held for sale and certain other assets totaling $2.8 million and $486,000 in the 2nd quarter of 2005 and the 1st quarter of 2005, respectively.

*	Annualized

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CONDITION (Unaudited)

STATEMENTS OF CONDITION (Dollars in thousands)	Mar 31, 2006	Dec 31, 2005	Sept 30, 2005	June 30, 2005	Mar 31, 2005
Assets:
Cash and due from banks	$449,556	$429,549	$425,121	$414,834	$414,831
Interest-bearing deposits in banks, federal funds sold	32,092	69,042	110,407	113,087	142,723
Other real estate owned	578,743	589,902	607,409	575,267	385,937
Securities available for sale and investment securities	2,869,169	2,844,354	2,969,998	3,080,567	3,694,604
Loans held for sale	1,227,520	1,097,892	799,970	751,231	648,643
Total loans, net:
Mortgage warehouse loans	436,248	483,701	526,967	713,254	663,619
Loans, excluding mortgage warehouse loans	14,845,657	14,416,163	14,196,682	13,864,136	12,759,922
Less: Allowance for loan losses	(173,632)	(171,051)	(168,324)	(166,050)	(153,634)

Loans, net	15,108,273	14,728,813	14,555,325	14,411,340	13,269,907
Premises and equipment, net	348,023	340,201	304,894	299,772	278,791
Intangible assets, net	683,234	695,012	723,425	716,903	560,522
Bank owned life insurance	348,325	345,842	342,380	338,820	335,353
Accrued interest and other assets	323,603	285,590	277,851	280,854	271,207

Total Assets	$21,968,538	$21,426,197	$21,116,780	$20,982,675	$20,002,518

Liabilities and Shareholders’ Equity:
Non-interest bearing transaction accounts	$3,107,338	$3,167,875	$3,166,273	$3,114,321	$2,958,496
Interest-bearing transaction accounts	6,187,503	5,845,068	5,782,269	5,772,340	5,308,417

Total non-time deposits	9,294,841	9,012,943	8,948,542	8,886,661	8,266,913
Time deposits	6,560,487	6,470,506	6,321,283	5,261,714	4,716,950

Total deposits	15,855,328	15,483,449	15,269,825	14,148,375	12,983,863
Short-term borrowings	1,894,895	1,542,796	1,659,174	3,083,688	3,009,567
Long-term debt	2,106,998	2,338,831	2,186,472	1,738,470	2,285,407
Other liabilities	164,381	128,430	98,454	87,279	98,111

Total liabilities	20,021,602	19,493,506	19,213,925	19,057,812	18,376,948
Total shareholders’ equity	1,946,936	1,932,691	1,902,855	1,924,863	1,625,570

Total Liabilities and Shareholders’ Equity	$21,968,538	$21,426,197	$21,116,780	$20,982,675	$20,002,518

Common Shares Issued	155,788,685	155,602,747	155,550,888	155,336,221	145,627,339
Common Shares Outstanding	154,428,758	154,242,820	154,190,961	155,336,221	145,627,339

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

	Three Months Ended
AVERAGE VOLUME AND RATES (unaudited) (Dollars in thousands)	March 31, 2006			December 31, 2005			March 31, 2005
	Average Volume	Interest	Rate	Average Volume	Interest	Rate	Average Volume	Interest	Rate
Assets:
Loans, excluding mortgage warehouse loans, net of unearned income(2)	$14,576,424	$264,653	7.35%	$14,211,949	$255,330	7.14%	$12,216,381	$186,468	6.18%
Mortgage warehouse loans	417,913	5,811	5.64%	496,270	7,476	5.98%	970,044	11,367	4.75%
Loans held for sale (2)	1,124,866	18,006	6.49%	928,366	14,233	6.08%	719,822	9,531	5.29%
Investment securities and securities available for sale(2)	2,901,936	36,205	4.99%	2,964,575	34,262	4.62%	3,840,355	43,755	4.56%
Securites purchased under agreements to resell	606,062	9,477	6.34%	620,298	9,132	5.84%	258,914	2,700	4.23%

Other interest-earning assets	76,871	840	4.43%	76,831	834	4.31%	71,867	443	2.49%

Total interest-earning assets(1)	19,704,072	$334,992	6.87%	19,298,289	$321,267	6.62%	18,077,383	$254,264	5.68%
Nonearning assets(2)	1,813,076			1,821,982			1,521,357

Total assets	$21,517,148			$21,120,271			$19,598,740
Liabilities and Shareholders’ Equity:
Interest-bearing non-time deposits	$6,036,232	$35,021	2.35%	$5,836,014	$30,831	2.10%	$5,207,921	$14,328	1.12%
Time deposits	6,525,529	64,947	4.04%	6,330,422	59,682	3.74%	4,539,549	32,527	2.91%
Short-term borrowings	1,525,059	15,387	4.09%	1,614,719	14,592	3.59%	3,259,642	18,647	2.32%
Long-term debt(2)	2,294,318	31,160	5.49%	2,211,414	29,274	5.26%	2,312,930	25,404	4.44%

Total interest-bearing liabilities	16,381,138	$146,515	3.62%	15,992,569	$134,379	3.33%	15,320,042	$90,906	2.40%
Noninterest-bearing demand deposits	3,033,596			3,077,220			2,644,307
Other liabilities(2)	140,298			136,284			118,265

Total liabilities	19,555,032			19,206,073			18,082,614
Shareholders’ equity	1,962,116			1,914,198			1,516,126

Total liabilities and shareholders’ equity	$21,517,148			$21,120,271			$19,598,740
Rate differential			3.25%			3.29%			3.28%
Net yield on interest-earning assets		$188,477	3.86%		$186,888	3.85%		$163,358	3.64%

(1)	Interest earned and average rates on obligations of states and political subdivisions are reflected on a tax equivalent basis. Tax equivalent interest earned is: actual interest earned times 145%. The taxable equivalent adjustment has given effect to the disallowance of interest expense deductions, for federal income tax purposes, related to certain tax-free assets.

(2)	Unrealized gains(losses) on available for sale securities and the adjustments for mark to market valuations on hedged assets and liabilities have been classified in either nonearning assets or other liabilities.

THE COLONIAL BANCGROUP, INC. AND SUBSIDIARIES

NONPERFORMING ASSETS (unaudited)

NONPERFORMING ASSETS (Dollars in thousands)	March 31, 2006	Dec 31, 2005	Sept 30, 2005	June 30, 2005	March 31, 2005
Nonaccrual loans	$33,287	$25,668	$28,814	$23,845	$28,996
Restructured loans	145	155	164	173	182

Total nonperforming loans	33,432	25,823	28,978	24,018	29,178
Other real estate owned	3,633	6,108	5,747	4,245	8,229
Loans held for sale	—	—	1,225	1,225	1,262

Total nonperforming assets	$37,065	$31,931	$35,950	$29,488	$38,669

Aggregate loans contractually past due 90 days for which interest is being accrued	$8,384	$10,283	$7,042	$6,720	$5,651
Total charge-offs	$13,136	$27,206	$22,714	$17,523	$10,529
Total recoveries	(3,375)	(7,995)	(6,668)	(5,210)	(3,514)

Net charge-offs:
Year to date	$9,761	$19,211	$16,046	$12,313	$7,015
Quarter to date	$9,761	$3,165	$3,733	$5,298	$7,015
RATIOS
Period end:
Total nonperforming assets as a percent of net loans and other nonperforming assets	0.24%	0.21%	0.24%	0.20%	0.29%
Allowance as a percent of nonperforming assets	468%	536%	468%	563%	397%
Allowance as a percent of nonperforming loans	519%	662%	581%	691%	527%
Net charge-offs as a percent of average net loans:
Quarter to date (annualized)	0.26%	0.09%	0.10%	0.15%	0.21%
Year to date (annualized)	0.26%	0.14%	0.15%	0.18%	0.21%